Exhibit 10.3

Deed of Amendment to Amended and Restated
Limited Partnership Agreement

of

KKR International Holdings L.P.

20 June 2016

KKR Group Holdings L.P.
(as general partner)

and

KKR Fund Holdings GP Limited
(as general partner)

This Deed of Amendment (this "Deed") is made on 20 June 2016

Between:

(1)	KKR Group Holdings L.P., an exempted limited partnership registered in the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, as general partner (the "First General Partner"); and

(2)	KKR Fund Holdings GP Limited an exempted company registered in the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, as general partner (collectively with the First General Partner, the "General Partners").

Whereas:

(A)	The General Partners are the general partners of KKR International Holdings L.P., a Cayman Islands exempted limited partnership (the "Partnership") constituted under the Exempted Limited Partnership Law, 2014 (the "ELP Law") and pursuant to an Amended and Restated Limited Partnership Agreement dated 5 August 2014, between the General Partners, KKR Intermediate Partnership L.P. and KKR ILP LLC, as initial limited partner (as amended and/or amended and restated from time to time) (the "Agreement").

(B)	The General Partners, pursuant to Section 7.01 of the Agreement, have the authority to establish Classes of Units and determine the designations, preferences, rights and powers of Units.

(C)	The General Partners, pursuant to Section 10.12(a) of the Agreement, may amend any provision of the Agreement to reflect an amendment that the General Partners determine to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Units.

(D)	The General Partners wish, pursuant to this Deed, to amend the Agreement as set out in Clause 2 below.

It is agreed as follows:

1	Interpretation

In this Deed capitalised words and expressions used but not defined shall have the meanings ascribed to them in the Agreement, unless the context otherwise requires.

2	Amendment

With effect from the date of this Deed, the Agreement is amended as follows:

2.1	In accordance with the resolutions of the boards of directors of the General Partners adopted on 20 June 2016, the provisions of the Agreement, and applicable law, a new Class of Units is hereby created and designated as "6.50% Series B Preferred Mirror Units", which shall constitute Units under, and as defined in, the Agreement.

2.2	The terms, preferences, rights, powers and duties of the Series B Preferred Mirror Units be and the same are hereby fixed, respectively, as set forth in the Agreement, as amended by this Deed. The Series B Preferred Mirror Units shall be uncertificated and recorded in the books and records of the Partnership.

2.3	The following amendments to Section 1.01 of the Agreement be and hereby are made:

(a)	The following definitions shall be added in proper alphabetical order:

"Series B Preferred Mirror Units" means the Class of Preferred Units designated as "6.50% Series B Preferred Mirror Units" pursuant to Section 12.01.

2.4	Section 4.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 4.01.      Distributions.  (a)  The General Partners, in their sole discretion, may authorize distributions by the Partnership to the Partners.  Distributions shall be made in accordance with Section 11.03, Section 12.03 and this Article IV.  The Designated Percentage of any distribution (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 11.03 or Series B Preferred Mirror Units pursuant to Section 12.03) that is attributable to Existing Carried Interests or Future Carried Interests shall be made to holders of Class B Units and the remaining amount of any such distribution shall be made to holders of Class A Units, in each case pro rata in accordance with such Partners’ respective Class B Percentage Interest and Class A Percentage Interest.  All other distributions (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 11.03 or Series B Preferred Mirror Units pursuant to Section 12.03) not attributable to Existing Carried Interests or Future Carried Interests shall be made solely to the holders of Class A Units pro rata in accordance with such Partners’ respective Class A Percentage Interests.

2.5	Section 5.03 of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 5.03.      Capital Accounts.  A separate capital account (a "Capital Account") shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).  To the extent consistent with such Treasury Regulations, the Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner.  Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.  In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For the avoidance of doubt, the Capital Account balance for each Series A Preferred Mirror Unit shall equal the Liquidation Preference per Series A Preferred Mirror Unit as of the date such Series A Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.05 and the Capital Account balance for each Series B Preferred Mirror Unit shall equal the Liquidation Preference per Series B Preferred Mirror Unit as of the date such Series B Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.05.

2.6	Section 5.05 (e) of the Agreement is hereby amended and restated in its entirety as follows:

"(e) Gross Ordinary Income. (e) Gross Ordinary Income. Before giving effect to the allocations set forth in Section 5.04, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series A Preferred Mirror Units and the Series B Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed to the holders of Series A Preferred Mirror Units pursuant to Section 11.03 and the Series B Preferred Mirror Units pursuant to Section 12.03 during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed to the holders of Series A Preferred Mirror Units pursuant to Section 11.03 and the Series B Preferred Mirror Units pursuant to Section 12.03 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the holders of Series A Preferred Mirror Units and the Series B Preferred Mirror Units pursuant to this Section 5.05(e) in all prior Fiscal Years. For purposes of this Section 5.05(e), “Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to holders of Series A Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series A Preferred Mirror Units. Allocations to holders of Series B Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series B Preferred Mirror Units.

2.7	Section 8.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

 (b)     The balance, if any, to the Partners in accordance with Article XI, Article XII and Section 4.01.

2.8	The Agreement is hereby amended by adding the following new Article XII as follows:

ARTICLE XII
TERMS, PREFERENCES, RIGHTS, POWERS
AND DUTIES OF THE SERIES B PREFERRED MIRROR UNITS

SECTION 12.01    Designation.

The Series B Preferred Mirror Units are hereby designated and created as a series of Preferred Units hereunder. Each Series B Preferred Mirror Unit shall be identical in all respects to every other Series B Preferred Mirror Unit. 1 Series B Preferred Mirror Unit shall be initially issued to the First General Partner. The Series B Preferred Mirror Units rank equally with the Series A Preferred Mirror Units (as defined in Article XI) with respect to payment of distributions and distributions of assets upon a Dissolution Event.

SECTION 12.02    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Article XII.

 "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

 "Change of Control Event" has the meaning set forth in the Issuer Limited Partnership Agreement.

 "Distribution Payment Date" means March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2016.

"Distribution Period" is the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period commences on and includes June 20, 2016.

"Distribution Rate" means 6.50% per annum.

 "GP Mirror Units" means, collectively, the Series B Preferred Mirror Units, the 6.50% Series Preferred Mirror Units of the Partnership, the 6.50% Series Preferred Mirror Units of KKR Fund Holdings L.P., and any preferred equity securities of a future Group Partnership with economic terms consistent with the Series B Preferred Mirror Units.

"Issuer" means KKR & Co. L.P.

"Issuer Limited Partnership Agreement" means the Third Amended and Restated Limited Partnership Agreement of the Issuer, dated as of June 20, 2016.

 "Junior Units" means Common Class Units or any other equity securities that the Partnership may issue in the future ranking, as to the payment of distributions, junior to the Series B Preferred Mirror Units.

 "KKR Group" means the Group Partnerships, the direct and indirect parents (including, without limitation, general partners) of the Group Partnerships (the "Parent Entities"), any direct or indirect subsidiaries of the Parent Entities or the Group Partnerships, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the KKR Group (a "KKR Fund"), and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a KKR Fund has an investment. For purposes of this definition "subsidiary" means, with respect to any Person, any subsidiary of such Person that is or would be consolidated with such Person in the preparation of segment information with respect to the combined financial statements of such Person prepared in accordance with U.S. GAAP and shall not include (x) any private equity or other investment fund or vehicle or (y) any portfolio company of any such fund or vehicle.

"Parity Units" means any Preferred Units that the Partnership has or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event.

"Permitted Jurisdiction" means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

"Permitted Reorganization" means (i) the voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s subsidiaries or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of this Agreement that allows the Partnership to convert, merge or convey our assets to another limited liability entity with or without limited partner approval (including a merger or conversion of our partnership into a corporation if the General Partners determines in their sole discretion that it is no longer in the interests of the Partnership to continue as a partnership for U.S. federal income tax purposes) or (ii) the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series B Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without limited partner approval.

"Permitted Transfer" means the sale, conveyance, exchange or transfer, for cash, of units of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership which will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.

 "Series B Holder" means a record holder of Series B Preferred Mirror Units.

"Series B Liquidation Preference" means $25.00 per Series B Preferred Mirror Unit.  The Series B Liquidation Preference shall be the "Liquidation Preference" with respect to the Series B Preferred Mirror Units.

"Series B Liquidation Value" means the sum of the Series B Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series B Preferred Mirror Units.

"Series B Record Date" means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively.

"Substantially All Merger" means a merger or consolidation of one or more Group Partnerships with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Group Partnerships taken as a whole to a Person that is not a Group Partnership immediately prior to such transaction.

"Substantially All Sale" means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Group Partnerships taken as a whole to a Person that is not a Group Partnership immediately prior to such transaction

"Voting Preferred Units" means any series of Parity Units that is designated as a "Voting Preferred Unit" from time to time.

  SECTION 12.03    Distributions.

(a)          The Series B Holders shall be entitled to receive with respect to each Series B Preferred Mirror Unit, when, as and if declared by the boards of directors of the General Partners, or duly authorized committees thereof, in their sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions on the applicable Distribution Payment Date that corresponds to the Record Date for which the boards of directors of the General Partners have declared a distribution, if any, at a rate per annum equal to 6.50% (subject to Section 12.06 of this Agreement) of the Series B Liquidation Preference.  Such distributions shall be non-cumulative. If a Distribution Payment Date is not a Business Day, the related distribution (if declared) shall be paid on the next succeeding Business Day with the same force and effect as though paid on such Distribution Payment Date, without any increase to account for the period from such Distribution Payment Date through the date of actual payment. Distributions payable on the Series B Preferred Mirror Units for the initial Distribution Period and any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant Distribution Payment Date to Series B Holders as they appear on the Partnership’s register at the close of business, New York City time, on the Series B Record Dates, provided that if the Series B Record Date is not a business day, the declared distributions will be payable on the relevant Distribution Payment Date to the Series B Holders as it appears on the Partnership’s register at the close of business, New York City time on the Business Day immediately preceding such Series B Record Dates.

(b)          So long as any Series B Preferred Mirror Units are outstanding, unless in each case, distributions have been declared and paid or declared and set apart for payment on the Series B Preferred Mirror Units for a quarterly Distribution Period (i) no distribution, whether in cash or property, may be declared or paid or set apart for payment on the Junior Units for the remainder of that quarterly Distribution Period (other than distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) and (ii) the Partnership and its Subsidiaries shall not directly or indirectly repurchase, redeem or otherwise acquire for consideration any Junior Units.

(c)          The boards of directors of the General Partners, or duly authorized committees thereof, may, in their sole discretion, choose to pay distributions on the Series B Preferred Mirror Units without the payment of any distributions on any Junior Units.

(d)          When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series B Preferred Mirror Units or any other Parity Units, all distributions declared upon the Series B Preferred Mirror Units and all such  Parity Units payable on such Distribution Payment Date (or, in the case of  Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series B Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of  Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.

(e)          No distributions may be declared or paid or set apart for payment on any Series B Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units, subject to any applicable terms of such outstanding Units, subject to any applicable terms of such Outstanding Units.

(f)          A Series B Holder shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Agreement and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.

(g)          The Partners intend that no portion of the distributions paid to a Series B Holder pursuant to this Section 12.03 shall be treated as a "guaranteed payment" within the meaning of Section 707(c) of the Code, and no Partner shall take any position inconsistent to such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.

SECTION 12.04    Rank

The Series B Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:

(a)           junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;

(b)          equally to any Parity Units; and

(c)          senior to any Junior Units.

SECTION 12.05    Redemption

(a)          If the Issuer redeems its preferred units, then the Partnership may redeem the Series B Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Series B Liquidation Preference plus an amount equal to declared and unpaid distributions from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.  If less than all of the outstanding  Series B Preferred Mirror Units are to be redeemed, the General Partners shall select the Series B Preferred Mirror Units to be redeemed from the outstanding Series B Preferred Mirror Units not previously called for redemption by lot or pro rata (as nearly as possible).

(b)          If the Issuer redeems its preferred units pursuant to a Change of Control Event, then the Partnership may, in the General Partners sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions. So long as funds sufficient to pay the redemption price for all of the Series B Preferred Mirror Units called for redemption have been set aside for payment, from and after the redemption date, such Series B Preferred Mirror Units called for redemption shall no longer be deemed outstanding, and all rights of the Series B Holders thereof shall cease other than the right to receive the redemption price, without interest.

(c)          Without limiting clause (b) of this Section 12.05, if the Partnership shall deposit on or prior to any date fixed for redemption of Series B Preferred Mirror Units, with any bank or trust company, as a trust fund, a fund sufficient to redeem the Series B Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the General Partners may determine, to the respective Series B Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series B Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series B Preferred Mirror Units to the holders thereof and from and after the date of such deposit said Series B Preferred Mirror Units shall no longer be deemed to be Outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series B Preferred Mirror Units, and shall have no rights with respect thereto except only the right to receive from said bank or trust company, on the redemption date or such earlier date as the General Partners may determine, payment of the redemption price of such Series B Preferred Mirror Units without interest.

SECTION 12.06    Distribution Rate

If the distribution rate per annum on the 6.50% Series B Preferred Units issued by the Issuer shall increase pursuant to Section 17.6 of the Issuer Limited Partnership Agreement, then the distribution rate per annum on the Series B Preferred Mirror Units shall increase by the same amount beginning on the same date as set forth in Article XVII of the Issuer Limited Partnership Agreement.

SECTION 12.07    Voting

Notwithstanding any other provision of this Agreement or the Act, the Series B Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Holders shall not be required for the taking of any Partnership action. The Partnership may, from time to time, issue additional Series B Preferred Mirror Units.

SECTION 12.08    Liquidation Rights

(a)          Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Preferred Mirror Units in accordance with Article VIII of this Agreement, the Series B Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to Partners, before any payment or distribution of assets is made in respect of Junior Units, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series B Liquidation Value and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 5.5(e) of this Agreement for the taxable year in which the Dissolution Event occurs).  Upon a Dissolution Event, or in the event that any Group Partnership liquidates, dissolves or winds up, no Group Partnership may declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding GP Mirror Units of each Group Partnership have been repaid via redemption or otherwise.

(b)          Upon a Dissolution Event, after each Series B Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 5.5(e) of this Agreement for the taxable year in which the Dissolution Event occurs), such Series B Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c)          For the purposes of this Section 12.08, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a Group Partnership is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the GP Mirror Units, (ii) the sale or disposition of a Group Partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of a Group Partnership should such Group Partnership not constitute a "significant subsidiary" of the Issuer under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iv) an event where the Series B Preferred Units of the Issuer have been fully redeemed pursuant to the terms of the Issuer Limited Partnership Agreement or if proper notice of redemption of the Series B Preferred Units of the Issuer has been given and funds sufficient to pay the redemption price for all of the Series B Preferred Units of the Issuer called for redemption have been set aside for payment pursuant to the terms of the Issuer Limited Partnership Agreement, (v) transactions where the assets of the Group Partnership being liquidated, dissolved or wound up are immediately contributed to another Group Partnership, and (vi) with respect to a Group Partnership, a Permitted Transfer or a Permitted Reorganization.

SECTION 12.09    Amendment and Waivers

Notwithstanding the provisions of Section 10.12 of the Agreement, the provisions of this Article XII may be amended, supplemented, waived or modified by the action of the General Partners without the consent of any other Partner.

SECTION 12.10   No Third Party Beneficiaries

The provisions of Section 10.13 of the Agreement shall apply to this Article XII without limitation.

3	Severability

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

4	Agreement

Save as amended by this Deed, the Agreement shall continue in full force and effect, and is otherwise unamended.

5	Law and Jurisdiction

5.1	This Deed and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to it or its formation (including any non-contractual disputes or claims) are governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

5.2	Each of the parties to this Deed irrevocably agrees that the courts of the Cayman Islands shall have non-exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Deed, and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

In witness whereof this Deed has been duly executed and delivered by the undersigned on the date first set out above.

EXECUTED as a DEED by	)

KKR Group Holdings L.P., as general partner and as attorney-in-fact for all of the limited partners	)
)
By: KKR Group Limited, its general partner	)	/s/ William Janetschek
Name: William Janetschek
By:		Title: Director

in the presence of:	)	/s/ Irene Shih
	)	Name: Irene Shih

EXECUTED as a DEED by	)

KKR Fund Holdings GP Limited, as general partner and as attorney-in-fact for all of the limited partners	)
)
By:	)	/s/ William Janetschek
	)	Name: William Janetschek
Title: Director

in the presence of:	)	/s/ Irene Shih
	)	Name: Irene Shih